UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement.
☐ Definitive Additional Materials
☑ Soliciting Material under Rule 14a-12
AMICAS, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by AMICAS, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: AMICAS, Inc.
Commission File No.: 000-25311
Announcement email (to all employees):
Subject: Breaking News from AMICAS
Hi Everyone,
I wanted to take this opportunity to share some really exciting news with each of you. This morning we announced that we have signed a merger agreement with a private equity firm named Thoma Bravo that will result in AMICAS becoming a privately held company.
I am very excited about this move for AMICAS. I believe this transaction will solidify AMICAS’ position as the leading independent provider of image and information management solutions in healthcare.
What does this mean for AMICAS?
We believe that the transaction will enable us to bring renewed focus to our business, our solutions, our customers and our employees, while developing a strong platform for continued success. Thoma Bravo has an excellent reputation and has a long history of partnering with existing management teams to build industry leading companies. AMICAS represents Thoma Bravo’s 44th investment in the software industry, and their goal is to work with us to build the company into the industry leading independent provider of healthcare imaging technology. AMICAS is supportive of the proposed transaction, as we believe it is a winning proposition that provides significant value for our shareholders, customers and employees.
Some specifics of the agreement:
The merger will be an all cash deal whereby $5.35 per share will be paid to shareholders upon closing, which is expected to occur in the first quarter of 2010. Once this transaction is complete, AMICAS will become a privately-owned company. We anticipate that AMICAS will continue to operate substantially as it does today, and we will become one of Thoma Bravo’s “platform” companies. It is very important to note that Thoma Bravo is an “owner” not an “operator”.
About Thoma Bravo:
Thoma Bravo is a leading private equity firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 43 acquisitions across 13 platform companies with total annual earnings in excess of $600 million. AMICAS will now be able to draw on the expertise and shared experiences of many “sibling” companies in the technology industry.
Thoma Bravo’s strategy in the software industry is centered on their “buy and build” approach. They only partner with existing management teams that have the vision to be leaders in their industries and with companies that have the size and scale to be strong platform companies. They believe that AMICAS is exactly that for the healthcare information technology space. Each of their software portfolio companies operates independently, and their management teams work in close partnership with Thoma Bravo to enhance organic growth and implement consolidation acquisition plans.
Thoma Bravo has a track record of success in identifying companies that can be used as a platform for further growth in an industry. Again, they have chosen AMICAS as that independent platform company for healthcare information technology.
We are really excited about this opportunity, as we firmly believe this will allow us to focus on what we do best: drive Customer Success, Execution Excellence and Innovation & Growth. Thoma Bravo will bring both additional capital and additional operational expertise to AMICAS that will allow us to grow as the needs of our customers evolve.
AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

Next Steps:
We will be having a Town Hall later this morning at 10:30am EST to discuss this in more detail and answer questions you may have. In anticipation of this, we have attached some “Frequently Asked Questions” that will give you some additional information. We will be sending out the Town Hall details shortly.
Information Regarding the Solicitation of Proxies:
In connection with the proposed transaction, AMICAS will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. Shareholders of AMICAS are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about AMICAS and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC (when available) at the SEC’s web site at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations at colleen.mccormick@amicas.com or via telephone at 617-779-7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS shareholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s web site at http://www.sec.gov and at the AMICAS Investor Relations web site at http://www.amicas.com/investorrelations/.
AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

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